                                                                   EXHIBIT 10.17

                 GREENHOUSE OPERATION AND MANAGEMENT AGREEMENT
                                 (Ft. Lupton)


         This GREENHOUSE OPERATION AND MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of December 29, 1994 to be effective January 1, 1994, between ROCKY MOUNTAIN PRODUCE LIMITED LIABILITY COMPANY, a Colorado limited liability company ("Rocky Mountain") and COLORADO GREENHOUSE LIMITED LIABILITY COMPANY, a Colorado limited liability company ("Colorado Greenhouse").

                                   RECITALS

         A. Thermo Cogeneration Partnership, L.P., a Delaware limited partnership ("Thermo") is the owner and developer of a 272 megawatt gas-fired cogeneration facility consisting of an electrical generating facility (the "Power Plant") and an approximately 20-acre greenhouse facility and related packing facility (collectively, the "Greenhouse") located in Ft. Lupton, Colorado.

         B. Thermo Cogeneration Partnership, a Colorado general partnership ("Thermo Colorado") and Rocky Mountain have previously entered into a Thermal Supply Lease Agreement, dated as of March 22, 1993 (the "Greenhouse Lease"), a copy of which is attached hereto as Exhibit A, pursuant to the terms of which Thermo Colorado leased the Greenhouse to Rocky Mountain.

         C. Thermo Colorado subsequently assigned all of its right, title and interest in and to the Greenhouse Lease to Thermo pursuant to an instrument dated March 24, 1993.

         D. The Greenhouse Lease was further supplemented pursuant to the Supplemental Agreement and Consent to Assignment, dated as of April 7, 1993, by and between Thermo, Rocky Mountain and The Prudential Insurance Company of America (the "Supplemental Agreement"), a copy of which is attached hereto as Exhibit B. The Greenhouse Lease, as supplemented by the Supplemental Agreement, is hereinafter referred to as the Greenhouse Lease.

         E. Rocky Mountain and Colorado Greenhouse desire to enter into this Agreement in order for Rocky Mountain to engage Colorado Greenhouse to operate the Greenhouse on the terms and conditions set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

Article 1.  Engagement of Colorado Greenhouse.
---------------------------------------------

         Rocky Mountain hereby engages Colorado Greenhouse, and Colorado Greenhouse hereby agrees to be engaged by Rocky Mountain, to operate the Greenhouse in accordance with the terms and conditions of this Agreement.

Article 2.  Definitions.
-----------------------

         Unless otherwise specifically set forth in this Agreement, the Definitions that shall apply are as set forth in this Article 2.

         "Allocated Percentage" means the percentage set forth in Exhibit C
          --------------------
attached hereto, as the same may be amended from time to time as provided in
Section 15.15.

         "Annual Operating Budget" means an operating budget submitted by
          -----------------------
Colorado Greenhouse to Rocky Mountain and approved by Rocky Mountain for two year operating periods beginning with the Commencement Date, showing for each month of the following two years (or, as the case may be, for the balance of the current calendar year and then for the following calendar year) Greenhouse Revenues and Greenhouse Operating Expenses.

         "Applicable Laws" means all laws, treaties, ordinances, judgments,
          ---------------
decrees, injunctions, writs and orders of any court, arbitrator or governmental agency or authority and rules, regulations, orders, interpretations and permits of any federal, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over performance of the Services to be performed hereunder, or operation of the Greenhouse, as may be in effect and as amended from time to time.

         "Applicable Permits" means all permits, licenses and similar items
          ------------------
required to be obtained or maintained in connection with performance of the Services to be performed hereunder, or operation of the Greenhouse, as may be in effect from time to time and as amended from time to time.

         "BGP" means Brush Greenhouse Partners, a Colorado general partnership.
          ---

         "BGP Greenhouse" means the greenhouse leased to BGP and to be operated
          --------------
by Colorado Greenhouse, located in Brush, Colorado.

         "BGPII" means Brush Greenhouse Partners II Limited Liability Company, a
          -----
Colorado limited liability company.

         "BGPII Greenhouse" means the greenhouse leased to BGPII and to be
          ----------------
operated by Colorado Greenhouse, located in Brush, Colorado.

         "Colorado Greenhouse Gross Margin" means, with respect to any calendar
          --------------------------------
year, Net Revenues for such year minus (a) the aggregate Primary Fee for such year and (b) the aggregate primary fees for such year paid by Colorado Greenhouse with respect to the Other Greenhouses.

         "Colorado Greenhouse Operating Expenses" mean, with respect to any
          --------------------------------------
period, the following amounts incurred (or accrued in accordance with prudent accounting practices and the Annual Operating Budget) by Colorado Greenhouse during such period in connection with the operation and management of the Greenhouse and the Other Greenhouses (to the extent not reimbursed by Rocky Mountain, Thermo or a third party): (i) all greenhouse labor and general administrative labor expenses, including all salaries, employee benefits (including related taxes and contributions) and other compensation paid to Colorado Greenhouse's employees and independent contractors, (ii) all packaging and delivery expenses, (iii) all direct costs including propagation materials, seed, fertilizer, fungicides, insect, biological, bee and CO costs, (iv) all operating expenses including utilities (including costs of water), repairs and maintenance and equipment leases, (v) insurance premiums, (vi) fees for accounting, legal and other professional services, (vii) general and administrative expenses, (viii) permitting fees and expenses, (ix) payments made with respect to loans made to Colorado Greenhouse in connection with its formation and operations, (x) sales and marketing expenses, and (xi) all other cash expenditures relating to the operation, repair and maintenance costs of the Greenhouse and the Other Greenhouses.

         "Colorado Greenhouse Revenues" mean, with respect to any period, all
          ----------------------------
revenues and payments made to Colorado Greenhouse during such period in connection with the operation of the Greenhouse and the Other Greenhouses, including, without limitation, all amounts payable or owed to Colorado Greenhouse under contracts relating to the Greenhouse and the Other Greenhouses, all other payments received by Colorado Greenhouse from the sale of vegetables or other produce or crops produced by the Greenhouse and the Other Greenhouses, and proceeds received from business interruption insurance.

         "Commencement Date" means the earlier of (i) the date specified by
          -----------------
Rocky Mountain in a written notice to Colorado Greenhouse or (ii) the date on which Rocky Mountain notifies Colorado Greenhouse that the Greenhouse is completed and available for use.

         "Contingent Fee" means an amount, payable within 30 days after the end
          --------------
of each calendar quarter during the term of this Agreement, equal to either (a) the Allocated Percentage of Colorado Greenhouse Gross Margin or (b) such lesser amount as is necessary to cause the balance on deposit in the Reserve Account to equal the Reserve Amount.

         "Facility" means the Power Plant and the Greenhouse.
          --------

         "Good Greenhouse Practices" mean the practices, methods and acts that
          -------------------------
are applied by prudent operators of cogeneration facility related greenhouses in a manner consistent with applicable industry codes, standards and regulations, and Applicable Laws, and designed to optimize productivity, reliability, safety, environmental protection, economy and expediency.

         "Greenhouse Operating Expenses" mean, with respect to any period, the
          -----------------------------
following amounts incurred (or accrued in accordance with prudent accounting practices and the Annual Operating Budget) by Colorado Greenhouse during such period in connection with the operation of the Greenhouse (to the extent not reimbursed by Rocky Mountain, Thermo or a third party): (i) all greenhouse labor and general administrative labor expenses, including all salaries, employee benefits (including related taxes and contributions) and other compensation paid to Colorado Greenhouse's employees and independent contractors, (ii) all packaging and delivery expenses, (iii) all direct costs including propagation materials, seed, fertilizer, fungicides, insect, biological, bee and CO costs, (iv) all operating expenses including utilities (including water), repairs and maintenance and equipment leases, (v) insurance premiums, (vi) fees for accounting, legal and other professional services, (vii) general and administrative expenses, (viii) permitting fees and expenses, (ix) sales and marketing expenses, and (x) all other cash expenditures relating to the operation, repair and maintenance costs of the Greenhouse.

         "Greenhouse Revenues" mean, with respect to any period, all revenues
          -------------------
and payments made to Colorado Greenhouse during such period in connection with the operation of the Greenhouse, including, without limitation, all amounts owed to Colorado Greenhouse under contracts relating to the Greenhouse, all other payments received by Colorado Greenhouse from the sale of vegetables or other produce or crops produced by the Greenhouse and proceeds received from business interruption insurance with respect to the Greenhouse.

         "Lender" means, collectively, the lender(s) providing the construction
          ------
and long-term financing for the Facility pursuant to the Loan Agreement (including any other refinancing thereof), and any trustee or agent acting on their behalf.

         "Loan Agreement" means the agreement between Thermo and the Lender
          --------------
providing financing for construction and operation of the Facility, as such agreement may be amended or supplemented from time to time.

         "Other Greenhouses" mean, collectively, the BGP Greenhouse and the
          -----------------
BGPII Greenhouse (to the extent that the above are being operated and managed by Colorado Greenhouse), or such other greenhouses as Colorado Greenhouse may operate or manage during the term of this Agreement with the consent of Rocky Mountain and Thermo.

         "Net Revenues" mean, with respect to any period, Colorado Greenhouse
          ------------
Revenues minus Colorado Greenhouse Operating Expenses for such period.

         "Party or Parties" means Rocky Mountain or Colorado Greenhouse or both,
          ----------------
as the context may require.

         "Primary Fee" means an amount, payable within 30 days after the end of
          -----------
each calendar quarter during the term of this Agreement, equal to the Allocated Percentage of Net Revenues, which amount shall not exceed (i) $500,000 for 1994 or (ii) the Allocated Percentage of $2,740,000 for any calendar year thereafter.

         "Primary Fee Deficiency" means an amount, to be calculated by Rocky
          ----------------------
Mountain within 30 days of the end of each calendar year during the term of this Agreement, equal to the amount, if any, by which the Allocated Percentage of $2,740,000 exceeds the aggregate payments made on account of the Primary Fee for such calendar year.

         "Primary Fee Deficiency Balance" means an amount determined at any time
          ------------------------------
equal to the difference between (a) the sum of each prior year's Primary Fee Deficiency minus (b) the sum of all amounts withdrawn during the term of this Agreement from the Reserve Account and applied against a Primary Fee Deficiency or the Primary Fee Deficiency Balance.

         "Program" means the program for marketing, production and maintenance
          -------
of the Greenhouse as prepared by Colorado Greenhouse and reviewed and approved at least annually by Rocky Mountain, which program shall cover the marketing, production and maintenance necessary for the Greenhouse (including capital improvements which shall be specified as such), a detailed staffing plan providing for the necessary personnel and all other matters relevant to the operation of the Greenhouse and Colorado Greenhouse's duties under this Agreement.

         "Project Documents" mean any and all agreements, contracts and permits,
          -----------------
now or hereafter existing, relating to or affecting the operation of the Greenhouse, as the same may be amended, supplemented or replaced from time to time.

         "PURPA" means the Public Utility Regulatory Policies Act of 1978, as
          -----
the same may be amended, supplemented or replaced from time to time.

         "Qualifying Facility" means a facility which meets all of the
          -------------------
requirements for a qualifying cogeneration facility set forth in the regulations implementing PURPA as currently established by the Federal Energy Regulatory Commission and set forth in Sections 292.201 through 292.207 of Title 18, Code of Federal Regulations, as the same may be amended, supplemented or replaced from time to time.

         "Reserve Account" means the account entitled "Greenhouse Rent Reserve
          ---------------
Account" to be maintained by Rocky Mountain.

         "Reserve Amount" means an amount equal to the product of the Allocated
          --------------
Percentage of $2,740,000.

         "Services" mean the services and work performed by Colorado Greenhouse
          --------
according to the terms and conditions of this Agreement, including, without limitation, the work described in Article 3 as the duties of Colorado Greenhouse and specified in the Program.

         "Subcontractor" means, in relation to Colorado Greenhouse, any
          -------------
individual, firm, organization, or supplier under contract to Colorado Greenhouse for the performance of any part of Colorado Greenhouse's Services, provided that any such contract under which Colorado Greenhouse has payment obligations in excess of $250,000 in the aggregate in any one year period or material liabilities or risks to the Greenhouse shall be subject to prior approval by Rocky Mountain.

         "Thermal Fee" means an amount, payable within 30 days after receipt of
          -----------
Thermo's invoice to be rendered after the end of each calendar quarter, equal to $0.50 per 1,000,000 British Thermal Units of thermal energy (or portion thereof) requested by, and supplied to Colorado Greenhouse for the operation of the Greenhouse for such calendar quarter, provided that such fee shall be increased annually beginning January 1, 1996, by multiplying the rate in effect during the preceding calendar year by 103%.

         "Uncontrollable Forces" mean any cause beyond the control of the Party
          ---------------------
affected, including but not limited to acts of God, flood, earthquake, storm, fire, lightning, explosion, epidemic, war, riot, civil disturbance, sabotage, and restraint by court order or public authority, strike or labor disturbance, which by exercise of due foresight such Party could not reasonably have been expected to avoid, and which by exercise of due diligence it is unable to overcome. Neither Party shall, however, be relieved of liability for failure of performance if such failure is due to causes arising out of its own negligence or to removable or remediable causes which it fails to remove or remedy with reasonable dispatch.

Article 3.  Duties of Colorado Greenhouse.
-----------------------------------------

         3.1. Enumeration of Duties.  Colorado Greenhouse hereby agrees to
              ---------------------
perform the activities as generally described in this Article, and as contained elsewhere in this Agreement related to the operation of the Greenhouse consistent with the Annual Operating Budget and the Program. From and after the Commencement Date, Colorado Greenhouse shall, subject to Rocky Mountain's discretion:

         (a) Safely and efficiently operate and maintain the Greenhouse in accordance with (i) the Annual Operating Budget, (ii) the Program, and (iii) operations and maintenance manuals and warranties and procedures provided by the contractor for the Greenhouse.

         (b) Continuously operate the Greenhouse exclusively for the growing, processing, packaging and marketing of vegetables or other produce or crops as provided in the Greenhouse Lease, a copy of which is attached hereto as Exhibit A.

         (c) Comply with the obligations of Rocky Mountain under the Greenhouse Lease (excluding the obligation to pay rent and establish rent reserves) including, without limitation, accepting 100% of the Minimum Annual Heat Requirement (as defined in the Greenhouse Lease) and utilizing in the Greenhouse such Minimum Annual Heat Requirement for useful thermal purposes in accordance with rules and regulations from time to time promulgated and in effect under PURPA. Upon request by Rocky Mountain, Colorado Greenhouse will provide satisfactory evidence of its compliance with such lease terms. The foregoing shall not be construed to require Colorado Greenhouse to pay for or construct additional greenhouse space or other facilities.

         (d) Pay, as the same become due, the Greenhouse Operating Expenses.

         (e) Use its best efforts to market the produce from the Greenhouse.

         (f) Employ, pay, train and supervise that number of personnel in accordance with the staffing requirements set forth in the Annual Operating Budget, and plan and administer all matters pertaining to such employed personnel in the areas of labor relations, salaries, wages, working conditions, hours of work, termination of employment, employee benefits, safety and related matters. Colorado Greenhouse shall use reasonable care in the hiring of all its employees. All employees shall be employees of Colorado Greenhouse and their wages or other compensation shall be controlled and disbursed by Colorado Greenhouse.

         (g) Repair or replace, as may be necessary in accordance with a manufacturer's directions, Good Greenhouse Practices and in a good and workmanlike manner any Greenhouse equipment that fails or malfunctions (except as otherwise provided in Section 4.1(d) of this Agreement). If any such failure or malfunction is covered by a warranty, Colorado Greenhouse shall submit a timely warranty claim on behalf of Rocky Mountain.

         (h) Subject to Rocky Mountain's approval as required for a Subcontractor, engage any independent contractors necessary for making repairs to, or performing maintenance on, or installing improvements to the Greenhouse in the event that Colorado Greenhouse is not available or is otherwise unable to make or perform such repairs, maintenance or installations.

         (i) Maintain accurate records of all changes to the Greenhouse and up to date as-built drawings of the Greenhouse reflecting such changes.

         (j) Maintain regular communication with Rocky Mountain, regarding the operation of the Greenhouse, including monthly production and sales reports, safety reports and other reports reasonably requested by Rocky Mountain, specifying all operations at the Greenhouse during such period and noting any other material occurrences or operational results, and communicate in each instance, either by telephone or in writing, material changes in the anticipated operation of the Greenhouse or the marketing of produce therefrom, maintenance problems related to the Greenhouse and any notice or knowledge of violation or variance of any Applicable Law or Applicable Permit.

         (k) Assist Rocky Mountain in obtaining contracts for janitorial, water, electricity, telephone and other applicable services, or such of them as Colorado Greenhouse or Rocky Mountain shall deem advisable, and place orders for such equipment, tools, appliances, materials and supplies as are necessary to properly maintain and operate the Greenhouse.

         (l) Maintain a system of office records, books, and accounts with respect to the Greenhouse as required by the Loan Agreement, which records shall be subject to examination by Rocky Mountain, Thermo and the Lender or authorized agents or designees of each during all regular business hours and which records may not be in lieu of such additional or similar records as may be kept by

Rocky Mountain for purposes of complying with its obligations under the Greenhouse Lease. Records, books, and accounts shall be kept for a minimum of five years. So long as Colorado Greenhouse operates all or any of the Other Greenhouses, Colorado Greenhouse shall allocate costs and revenues for the Greenhouse in accordance with the Allocation Percentage set forth on Exhibit C attached hereto.

         (m) Be cognizant of and adhere to the requirements set forth in the Project Documents insofar as they relate to the operation of the Greenhouse and the duties of Colorado Greenhouse under this Agreement.

         (n) Prior to the Commencement Date, submit to Rocky Mountain a proposed Annual Operating Budget for the year in which this Agreement commences and the following year and cooperate with Rocky Mountain to review and modify the same as necessary to obtain the approval of Rocky Mountain's Management Committee prior to the Commencement Date; and thereafter submit to Rocky Mountain a proposed Annual Operating Budget by November 1 of each year for the following two-year period and cooperate with Rocky Mountain to review and modify the same as necessary to obtain the approval of Rocky Mountain's Management Committee by December 1 of each year. If for any reason the approval of Rocky Mountain's Management Committee is not so obtained, the Annual Operating Budget previously approved shall, until the approval of an Annual Operating Budget for the following two-year period, be deemed to be in force and be effective as the Annual Operating Budget for such year.

         (o) Review all federal, state and local laws and regulations establishing compliance requirements in connection with the operation of the Greenhouse. Advise Rocky Mountain on the need to secure or renew, as necessary, appropriate permits, licenses and approvals, and assist Rocky Mountain in securing as appropriate, such permits, licenses and renewals as required.

         (p) Keep the Greenhouse free of all materialmen's, mechanics' and other liens for materials or services furnished to the Greenhouse at Colorado Greenhouse's direction.

         (q) Pay to Rocky Mountain (unless Rocky Mountain notifies Colorado Greenhouse to make such payment directly to the taxing authority) all real estate taxes attributable to the Greenhouse (as equitably apportioned by Rocky Mountain, provided that in no event shall Colorado Greenhouse be obligated for any portion of real estate or property taxes attributable to the heat storage units or the heat generating portions of the Facility, provided, further, that those two certain 200,000 btu back-up boilers within the Facility shall be deemed part of the Greenhouse for purposes of apportioning property taxes) within five days of receipt of an invoice submitted by Rocky Mountain. In addition, Colorado Greenhouse shall be responsible for all taxes payable to the appropriate taxing authorities for any sales, excise or other tax levied, imposed or assessed in the State of Colorado or by any other taxing authority in connection with the operation of the Greenhouse and the sale of produce therefrom.

         (r) By November 1 of each year, submit to Rocky Mountain a proposed Program and cooperate with Rocky Mountain to review and modify the same as necessary to obtain the approval of Rocky Mountain's Management Committee.

         (s) Perform other normal business functions and otherwise operate the Greenhouse in accordance with and as limited by this Agreement.

         3.2  Limitations on Authority.  Notwithstanding any provision of this
              ------------------------
Agreement to the contrary, unless previously expressly approved in the Annual Operating Budget or otherwise approved in writing by Rocky Mountain, Colorado Greenhouse or any Subcontractor, or any of their respective agents or representatives, shall not:

              (a) sell, lease, pledge or mortgage, convey, or make any license, exchange or other transfer of property or assets of Rocky Mountain;

              (b) make, enter into, execute, amend, modify or supplement any contract or agreement on behalf of or in the name of Rocky Mountain;

              (c) make any recoverable expenditure or acquire on a recoverable cost basis any equipment, materials, assets or other items, except for emergency expenditures and except in substantial conformity with the Annual Operating Budget and the Program; it being understood and agreed that Colorado Greenhouse shall not be entitled to reimbursement for any expenditures not made in accordance with this paragraph (c).

              (d) take or agree to take any other action that materially varies from the applicable Annual Operating Budget, the Program or any Applicable Law;

              (e) take, agree to take or fail to take any action that would cause a default under the Project Documents;

              (f) settle, compromise, assign, pledge, transfer, release or consent to the settlement, compromise, assignment, pledge, transfer or release of any claim, suit, debt, demand or judgment against or due by Rocky Mountain or Colorado Greenhouse, or submit any such claim, dispute or controversy to arbitration or judicial process, or stipulate in respect thereof to a judgment, or consent to do the same;

              (g) modify or alter the type of crop grown in the Greenhouse.

         3.3  Limitation on Other Activities.  During the term of this
              ------------------------------
Agreement, Colorado Greenhouse shall not:

              (a) engage in any business or activity or make any investments (either directly or indirectly) other than operating and managing the Greenhouse and the Other Greenhouses, growing crops therein and marketing such crops and products thereof;

              (b) make any alterations, renovations, improvements or other installations in or about any part of the Greenhouse in excess of $25,000 unless and until Colorado Greenhouse shall cause plans and specifications therefor to have been reviewed by Rocky Mountain and shall have obtained Rocky Mountain's written approval thereof. If approval is granted, Colorado Greenhouse shall cause the work described in such plans and specifications to be performed, at its expense, promptly, efficiently, completely and in a good and workmanlike manner by duly qualified or licensed persons or entities. All such work shall comply with all applicable codes, rules, regulations and ordinances. Ordinary and customary repairs and replacements in and on the Greenhouse shall be promptly undertaken and promptly completed and need not have Rocky Mountain's prior approval, unless such repairs or replacements materially decrease the value of usefulness of the Greenhouse or the Facility;

              (c) without the prior written consent of Rocky Mountain, agree to any increase of the fees to be paid by Colorado Greenhouse under the greenhouse management and operating agreements for the Other Greenhouses; or

              (d) without the prior written consent of Rocky Mountain and Thermo, cause any greenhouse or other business to be treated under this Agreement as an Other Greenhouse except the BGP Greenhouse, the BGP II Greenhouse and that certain greenhouse near Rifle, Colorado built in connection with the American Atlas cogeneration project.

         3.4  Payments by Colorado Greenhouse.  (a) During the term of this
              -------------------------------
Agreement, Colorado Greenhouse shall pay Rocky Mountain, on a timely basis (i) the Primary Fee, (ii) the Contingent Fee, and (iii) the Thermal Fee, provided, however, that no Primary Fee shall be due hereunder for any calendar quarter until the calendar quarter in which rent is first due under the Greenhouse Lease, for which quarter the Primary Fee shall be prorated based upon the number of days for which rent under the Greenhouse Lease is paid. Any amount which is not paid within ten days after the same is due shall bear interest at a default rate equal to the rate of interest publicly announced or as published from time to time by Bank of America NT and SA as its "reference rate" plus six percent per annum from the first day due until paid.

              (b) Rocky Mountain and Colorado Greenhouse understand and agree, that except as provided in this Section 3.4, all amounts paid on account of the Contingent Fee shall be used by Rocky Mountain as requested by Thermo under the Greenhouse Lease. Without limiting the foregoing, Rocky Mountain shall withdraw from the Reserve Account, annually, the lesser of (y) all of the funds in such account or (x) an amount equal to the sum of (i) the Primary Fee Deficiency for such year and (ii) an amount equal to the Primary Fee Deficiency Balance

Article 4.  Duties of Rocky Mountain.
------------------------------------

         4.1. Enumeration of Duties.  The following shall be Rocky Mountain's
              ---------------------
responsibility to provide in support of the uninterrupted operation and maintenance of the Greenhouse:

         (a) Use reasonable efforts to maintain the Greenhouse Lease or any replacement contracts for the supply of thermal energy in sufficient quantities to maintain the Qualifying Facility status of the Facility.

         (b) Manage the contractual relationship with the owner of the Facility and the providers of water, electricity, janitorial and other applicable services to the Greenhouse.

         (c) Providing a liaison person(s) available to Colorado Greenhouse twenty-four hours per day, authorized to make decisions on the part of Rocky Mountain.

         (d) Enforcing diligently any claim Rocky Mountain may have under insurance policies, equipment guarantees and warranties pertaining to the Greenhouse.

         (d) Paying for capital improvements as set forth in the Program. Except as otherwise agreed by Colorado Greenhouse, Rocky Mountain shall pay for all capital improvements which (i) the Parties agree are required for continued usefulness of the Greenhouse and (ii) are required in connection with the expansion of the Greenhouse to retain (or regain) Qualifying Facility status. Any other improvements that are made at the request of Colorado Greenhouse or that, in Rocky Mountain's reasonable judgment, are to be made solely for the purpose of enhancing Colorado Greenhouse's growing programs, shall be made at Colorado Greenhouse's cost and expense, and may be made only with the prior written consent of Rocky Mountain.

Article 5.  Term.
----------------

         5.1. Term.  This Agreement shall continue for a term equal to the term
              ----
of the Greenhouse Lease, unless sooner terminated as hereinafter provided.

         5.2. Termination Upon Default.  If any of the following events occur,
              ------------------------
Rocky Mountain shall have the right upon written notice to Colorado Greenhouse, to terminate this Agreement:

              (a) If Colorado Greenhouse defaults in the performance of any obligation under this Agreement (other than the obligations under Section 3.4 of this Agreement) and such default is not cured by Colorado Greenhouse within 5 days after receipt of a notice specifying the default.

              (b) If (i) the Primary Fee Deficiency Balance exceeds $1,000,000 at any time before December 31, 1996, (ii) the Primary Fee Deficiency for calendar year 1997 or any year thereafter exceeds $500,000 or (iii) the Primary Fee Deficiency Balance exceeds $750,000 at any time after January 1, 1998.

              (c) If Colorado Greenhouse is adjudicated a bankrupt or insolvent and such adjudication is not vacated within ten (10) days.

              (d) The filing of a voluntary or involuntary bankruptcy or insolvency petition of Colorado Greenhouse or the reorganization of Colorado Greenhouse whether pursuant to the federal Bankruptcy Act or any similar federal or state proceedings, unless such petition is filed by a party other than Colorado Greenhouse and is withdrawn or dismissed within 30 days after the date of filing.

              (e) The appointment of a receiver or trustee for the business or property of Colorado Greenhouse, unless such appointment shall be vacated within ten days of its entry.

              (f) The making by Colorado Greenhouse of an assignment for the benefit of its creditors, or in any other manner Colorado Greenhouse's interests in this Agreement shall pass to another by operation of law.

         5.3. Payment of Expenses and Allocation of Crops After Termination.
              -------------------------------------------------------------
Except as set forth in this Section 5.3 and except for Colorado Greenhouse's obligations under Article 7 and Article 11, on the effective date of a termination, Rocky Mountain and Colorado

Greenhouse shall be relieved of all obligations thereafter accruing under this Agreement. Notwithstanding such termination, neither Party shall be relieved from any obligations or liabilities accruing prior to the effective date of termination, including in the case of Colorado Greenhouse, its obligation to make payment to Rocky Mountain of all sums due Rocky Mountain under this Agreement. After the effective date of a termination Rocky Mountain shall either grant Colorado Greenhouse such use of the Greenhouse as is necessary to care for and harvest any crop planted before such date or compensate Colorado Greenhouse for the value of such crop as of the effective date of termination, subject to any right of offset that Rocky Mountain may have for amounts owed to it hereunder.

         5.4. Termination Upon Loan Agreement Default.  If there has been an
              ---------------------------------------
event of default under the Loan Agreement, then Lender or any successor owner of the Facility may terminate this Agreement upon ten days advance written notice. The provisions of this Section 5.4 were made for the express benefit of the Lender as a third party beneficiary, and subject to the terms and conditions of this Section 5.4, the Lender shall have the right to exercise and enforce the rights granted to it herein.

         5.5  Termination of Greenhouse Lease.  In the event that the Greenhouse
              -------------------------------
Lease is terminated for any reason whatsoever, this Agreement shall automatically terminate without any further act or instrument.

         5.6. Surrender of Greenhouse.  Upon the termination of this Agreement
              -----------------------
but subject to the terms of Section 5.3, Colorado Greenhouse will surrender the Greenhouse in as good condition as when received, excepting depreciation caused by ordinary wear and tear.

         5.7. Training of New Personnel.  Upon termination of this Agreement,
              -------------------------
Colorado Greenhouse will make available to Rocky Mountain one qualified employee for a period of two months after the termination of this Agreement for the purpose of training new personnel in the operation and management of the Greenhouse.

Article 6.  Rocky Mountain's Right to Audit.
-------------------------------------------

         Rocky Mountain shall have the right, at any time and from time to time to audit or cause an independent audit to be made of Colorado Greenhouse's books and records for the purposes of verifying compliance with the provisions of this Agreement. In the event that any such audit indicates that Colorado Greenhouse underpaid any amount due to Rocky Mountain under this Agreement, Colorado Greenhouse shall pay such additional sum and such audit shall be deemed to be binding and conclusive, unless a request is made, within fifteen days after receipt of a copy of such audit by

Colorado Greenhouse, for a consultation with such auditors. Such audit, after consultation and modification, if any, shall be binding and conclusive unless the consultation results in irreconcilable differences with respect to any material item in the report. In such event, the disputed item will be submitted to a firm of independent certified public accountants, acceptable to Rocky Mountain, for resolution, and the fees of such firm shall be paid equally by Colorado Greenhouse and Rocky Mountain, unless Colorado Greenhouse is obligated for full payment pursuant to this Article 6. If the submission to the independent certified public accountants results in changes in the audit report, the report as so changed shall be binding and conclusive. In the event that the audit indicates that there were deficiencies in the aggregate amount of $10,000 or more in the amounts which should have been paid by Colorado Greenhouse to Rocky Mountain pursuant to this Agreement, Colorado Greenhouse shall pay all costs of audits incurred by Rocky Mountain under this Article 6 together with interest on the amount of the deficiency payable at the interest rate set forth in Section 3.4(a) of this Agreement.

Article 7.  Exclusive Warranties; Remedies.
------------------------------------------

         7.1. Warranty.  Colorado Greenhouse warrants to Rocky Mountain that the
              --------
Services performed under this Agreement shall be performed in a competent, prudent and efficient manner, in accordance with this Agreement, Good Greenhouse Practices, all warranties and procedures for the Greenhouse and all safety, fire protection and other requirements of applicable insurance policies.

         7.2. No Consequential Damages.  In no event shall Colorado Greenhouse,
              ------------------------
Rocky Mountain or any of their respective affiliates, owners, members, managers, employees or agents, be liable for any consequential, incidental or special damages or any other liabilities not expressly set forth herein, regardless of whether based on contract, warranty, indemnity, tort, strict liability or otherwise.

         7.3. No limitation on Claims Against Third Parties.   Nothing contained
              ---------------------------------------------
in this Article 7 or any other provision of this Agreement shall be deemed to waive, limit or impair in any way any claims that Rocky Mountain may have against Subcontractors, manufacturers of equipment or any other person.

Article 8.  Insurance.
---------------------

         8.1. Colorado Greenhouse's Coverage.  At all times after the
              ------------------------------
Commencement Date, Colorado Greenhouse will carry and maintain, at its expense:

          (a) public liability insurance including insurance against assumed or contractual liability under this Agreement, in such amount as Rocky Mountain may request.

          (b) all-risk casualty insurance covering all of the personal property in, on or about the Greenhouse including all improvements installed in, on or about the Greenhouse by or on behalf of Colorado Greenhouse, in such amounts as Rocky Mountain may request;

          (c) if and to the extent required by law, workers compensation or similar insurance in form and amounts required by law; and

          (d) such other insurance as Rocky Mountain may require, including, but not limited to, insurance that Rocky Mountain or Thermo is required to provide pursuant to the terms of any applicable credit agreement affecting the Facility and extended crop insurance.

     8.2. Subcontractor's Coverage.  Colorado Greenhouse shall require all
          ------------------------
of its Subcontractors engaged in work at the Greenhouse to maintain insurance coverage of the types and in the amounts at least equal to the insurance coverage that Colorado Greenhouse is required to maintain in accordance with
Section 8.1 above.

     8.3. Umbrella Coverage.  Umbrella coverage may cover any portion of the
          -----------------
limits of liability required in Sections 8.1 and 8.2 above, provided it has all the coverages and requirements for the type of coverage.

     8.4. Insurance Provisions.  The company or companies writing such
          --------------------
insurance policies, as well as the form of such insurance shall at all times be subject to Rocky Mountain's approval. Public liability and all-risk casualty insurance policies evidencing such insurance shall name Rocky Mountain or its designee as additional insureds, and shall contain such other provisions and endorsements as Rocky Mountain may request.

     8.5. Evidence of Insurance.  Before the date on which such insurance
          ---------------------
first is required to be carried by Colorado Greenhouse, and thereafter, at least 30 days before the effective date of any renewal of any such policy, Colorado Greenhouse will deliver to Rocky Mountain either a duplicate original of the aforesaid policy or a certificate evidencing such insurance.

Article 9.  Applicable Permits.
------------------------------

     All Applicable Permits shall be obtained and maintained by Colorado Greenhouse on behalf of Rocky Mountain. Rocky Mountain shall cooperate with Colorado Greenhouse in the securing of such Applicable Permits.

Article 10.  Applicable Laws.
----------------------------

         10.1.     Applicable Laws.  Colorado Greenhouse shall operate and
                   ---------------
maintain the Greenhouse in conformance with all Applicable Laws and Applicable Permits, including without limitation the disposing of any hazardous waste generated by the Greenhouse in accordance with all Applicable Laws.

         10.2.     Changes in Laws.  Colorado Greenhouse shall comply with
                   ---------------
applicable changes in the Applicable Laws and shall inform Rocky Mountain of such changes. To the extent that such changes require alterations in the Greenhouse configuration, operation, maintenance procedures or other aspects of Greenhouse operation and maintenance, the cost thereof shall be borne by Rocky Mountain. The parties acknowledge that any material alteration in the Greenhouse may necessitate a change in the Allocated Percentage for the Greenhouse and each of the Other Greenhouses.

Article 11.  Indemnification.
----------------------------

         11.1.     Indemnification by Colorado Greenhouse.  (a)  Colorado
                   --------------------------------------
Greenhouse shall indemnify and hold harmless Rocky Mountain and its members and their respective affiliates, officers, directors, managers, shareholders, members, employees and agents, from any loss, liability or damage incurred or suffered by any such person by reason of Colorado Greenhouse's failure to perform its obligations hereunder or its negligence or willful misconduct, including, without limitation, any judgment, award or settlement, other costs and expenses, and reasonable attorneys' fees incurred in connection with the defense of any actual or threatened claim or action based on any such act or omission, unless such loss, liability or damage results from such indemnified person's fraud, negligence or willful misconduct. Such attorneys' fees shall be paid as incurred.

               (b) Colorado Greenhouse shall indemnify and hold harmless Rocky Mountain and Lender and their respective affiliates, officers, directors, managers, shareholders, members, employees and agents from any and all liability, claims, demands, actions and causes of action whatsoever (including without limitation reasonable attorneys' fees and expenses, and costs and expenses reasonably incurred in investigating, preparing or defending against any litigation or claim, action, suit, proceeding or demand of any kind or character) arising out of or related to alleged contamination of the property underlying the Facility (the "Premises") by any hazardous or toxic substance, pollutant or contaminant, or alleged injury or threat of injury, to health, safety or the environment, or alleged noncompliance with any federal, state and local environmental statutes, regulations, ordinances, and any permits, approvals or judicial or administrative orders issued thereunder, giving rise to liability under any federal, state or local environmental statutes or ordinances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., as amended from time to time, or under any
                           -- ---
common law claim, including claims for personal injury or property damage or for any claim by any governmental or private party for remedial or removal costs, natural resource damages, property damages, damages for personal injuries, or other costs, expenses or damages or any claim for injunctive relief arising from any alleged injury or threat of injury to health, safety or the environment relating to the Premises.

         11.2.     Indemnification by Rocky Mountain.  Rocky Mountain shall
                   ---------------------------------
indemnify and hold harmless Colorado Greenhouse and its affiliates, managers, members, employees and agents, from any loss, liability or damage incurred or suffered by any such person by reason of Rocky Mountain's failure to perform its obligations hereunder or its negligence or willful misconduct, including, without limitation, any judgment, award or settlement, other costs and expenses, and reasonable attorneys' fees incurred in connection with the defense of any actual or threatened claim or action based on any such act or omission, unless such loss, liability or damage results from such indemnified person's fraud, negligence or willful misconduct. Such attorneys' fees shall be paid as incurred. Any such indemnification shall be paid only from the assets of Rocky Mountain and neither Colorado Greenhouse nor any third party shall have recourse against the personal assets of any member of Rocky Mountain or their respective affiliates for such indemnification.

Any indemnification required herein to be made by Rocky Mountain or Colorado Greenhouse shall be made promptly following the determination of the loss, liability or damage incurred or suffered by final judgment of any court, settlement, contract or otherwise.

Article 12.  Representations.
----------------------------

         12.1 Representations of Colorado Greenhouse.  Colorado Greenhouse
              --------------------------------------
represents and warrants to Rocky Mountain as follows:

              (a) that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado;

              (b) that it has personnel available to it with the expertise in connection with the operation of greenhouses sufficient for it to perform its obligations under this Agreement in a manner consistent with Good Greenhouse Practices;

          (c) that the execution, delivery and performance of this Agreement by Colorado Greenhouse has been duly authorized by all necessary limited liability company action and this Agreement has been duly executed and delivered by Colorado Greenhouse and, subject to due execution and delivery by Rocky Mountain, this Agreement will be enforceable against Colorado Greenhouse in accordance with its terms, and does not constitute a default under its operating agreement, or any instrument to which it is a party, nor does it violate any provision of any law, rule, regulation, order, judgment, decree, determination, or award presently in effect having applicability to it;

          (d) that it has all necessary permits, licenses, and other governmental approvals required to perform its obligations hereunder, except for permits Rocky Mountain is required to obtain; and

          (e) that there are no actions, suits, or proceedings pending or, to its knowledge, threatened against it in any court or before any governmental department, agency, instrumentality, or any arbitrator, in which there is a reasonable possibility of an adverse decision which could materially and adversely affect its ability to perform its obligations under this Agreement.

     12.2 Representations by Rocky Mountain. Rocky Mountain represents and
          ---------------------------------
warrants to Colorado Greenhouse as follows:

          (a) that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado;

          (b) that the execution, delivery and performance of this Agreement by Rocky Mountain has been duly authorized by all necessary limited liability company action and this Agreement has been duly executed and delivered by Rocky Mountain and, subject to due execution and delivery by Colorado Greenhouse, this Agreement will be enforceable against Rocky Mountain in accordance with its terms, and does not constitute a default under its operating agreement, or any instrument to which it is a party, nor does it violate any provision of any law, rule, regulation, order, judgment, decree, determination, or award presently in effect having applicability to it; and

          (c) that there are no actions, suits, or proceedings pending or, to its knowledge, threatened against it in any court or before any governmental department, agency, instrumentality, or any arbitrator, in which there is a reasonable possibility of an adverse decision which could materially and adversely affect its ability to perform its obligations under this Agreement.

Article 13.  Colorado Greenhouse as Independent Contractor; Not a Sublease.
             -------------------------------------------------------------

          13.1.  Independent Contractor. Colorado Greenhouse shall be an
                 ----------------------
independent contractor in the performance of this Agreement and shall have complete charge of the Services and personnel engaged in the performance of the Services. Nothing contained herein shall be deemed to create a relationship of employer-employee, master-servant, partnership, or joint venture.

          13.2.  Subcontractors. Colorado Greenhouse's Services may be performed
                 --------------
by Colorado Greenhouse acting in its own name, or by Colorado Greenhouse's subcontracting portions to Subcontractors or other suppliers.

          (a) Colorado Greenhouse will assume the responsibility for, and liability arising in connection with, negotiating with, and performance by, its Subcontractors.

          (b) Colorado Greenhouse will have authority and control over the Subcontractors' work, including overtime and any special methods required, in the judgment of Colorado Greenhouse, to complete the Subcontractors' work in a correct and timely manner.

          13.3   Not a Sublease.  This document is not intended to be a sublease
                 --------------
or an assignment of the Greenhouse Lease, and Colorado Greenhouse shall be responsible for complying with the terms of the Greenhouse Lease only to the extent set forth herein.

Article 14. Survival.
--------------------

         The provisions of Articles 7 and 11 shall survive termination, cancellation or expiration of this Agreement.

Article 15. Miscellaneous.
-------------------------

          15.1   Notices.  Notices and other communications with respect to this
                 -------
Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy. Unless other addresses or telecopy numbers are specified in writing pursuant to this Section 15.1 to each other Party, such notices or other communications shall be sent to the following addresses or telecopy numbers as the case may be.

    Rocky        Rocky Mountain Produce
    Mountain:    Limited Liability Company
                 1675 Broadway, Suite 2350
                 Denver, Colorado  80202
                 Attention: Nicholas G. Muller
                 Telephone: (303) 629-6200  FAX: (303) 629-1811

    Colorado Greenhouse:
                Colorado Greenhouse Limited Liability Company
                P.O. Box 309
                Fort Lupton, Colorado 80621
                Attention: Matthew Cook
                Telephone: (303) 857-1100  FAX: (303) 857-1200

         15.2  Arbitration.  All claims, disputes and other matters in question
               -----------
arising out of, or relating to this Agreement or the interpretation or breach thereof, shall be decided by arbitration in accordance with the Arbitration Rules of the American Arbitration Association then in effect unless the Parties mutually agree otherwise. Said arbitration shall be before a panel of three arbitrators and shall be held in Denver, Colorado. This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other Party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable contractual or other statute of limitations. The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof. Attorneys' fees and expenses may be payable to the prevailing party in such arbitration in the discretion of the arbitrators.

         15.3  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.4  Headings.  Titles and headings of the sections and subsections of
               --------
this Agreement are for the convenience of reference only and do not form a part of this Agreement, and shall not in any way affect the interpretation of this Agreement.

         15.5  Assignments.  This Agreement shall not be assignable by either
               -----------
Party hereto without the prior written consent of the other Party; provided, however, that Rocky Mountain's rights under this Agreement may be assigned to the Lender to secure obligations under the Loan Agreement and, so long as is required by the Loan Agreement, no change in the terms or provisions hereof shall be made without prior written consent of the Lender.

         15.6  Inspections and Access by Rocky Mountain and Lenders.  Colorado
               ----------------------------------------------------
Greenhouse will permit Rocky Mountain, its agents, employees and contractors and Lender and its representative to enter all parts of the Greenhouse during Colorado Greenhouse's business hours to inspect the same and to enable Rocky Mountain to enforce or carry out any provision of this Agreement.

         15.7  Lender Protection.  Colorado Greenhouse agrees to give any Lender
               -----------------
by registered or certified mail, a copy of any notice or claim of default served upon Rocky Mountain by Colorado Greenhouse, provided that prior to such notice Colorado Greenhouse has been notified in writing of the address of such Lender. Colorado Greenhouse further agrees that if Rocky Mountain shall have failed to cure such default within 20 days after such notice to Rocky Mountain (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Rocky Mountain has commenced within such 20 days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then any Lender shall have an additional 30 days within which to cure or correct such default (or if such default cannot be cured or corrected within that time and such default is not having a material adverse effect on Colorado Greenhouse, then such additional time as may be necessary if such Lender has commenced within such 30 days and is diligently pursuing the remedies or steps necessary to cure or correct such default, including the time necessary to obtain possession if possession is necessary to cure or correct such default).

         15.8  Force Majeure.  Neither Party hereto shall be deemed to be in
               -------------
breach or in violation of this Agreement if such Party is prevented from performing any of its obligations hereunder by reason of Uncontrollable Forces that in fact prevent or delay performance hereunder. To the extent that any performance of any obligation is so prevented pursuant to this Section 15.6, such performance shall be suspended during the continuance of the Uncontrollable Forces and during the period following the cessation of such Uncontrollable Forces required to repair and rebuild the Facility to the extent necessary to place it back into commercial operation in accordance with Good Greenhouse Practices and Applicable Laws. Notwithstanding the foregoing, in the event of the inability of Colorado Greenhouse to substantially perform the Services for a period of 45 days or more by virtue of Uncontrollable Forces (which Uncontrollable Forces are not of a type affecting other persons generally), Rocky Mountain may elect to terminate this Agreement upon five days' prior written notice to Colorado Greenhouse; it being understood and agreed that if such Uncontrollable Forces apply to, relate to or affect all persons as a general matter, then Rocky Mountain will not terminate this Agreement pursuant to the provisions of this Section 15.8, unless such Uncontrollable Forces continue for a period of 180 days.

         15.9  Waiver.  The waiver of any breach of any term or condition hereof
               ------
shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature. No failure to exercise and no delay in exercising, on the part of either Party hereto, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies at law.

         15.10 Severability.  If any term or provision of this Agreement or the
               ------------
performance thereof shall to any extent be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be valid and enforced to the fullest extent permitted by law.

         15.11 Amendment.  No modification or amendment of this Agreement shall
               ---------
be valid unless in writing and executed by both Parties hereto.

         15.12 Governing Law.  This Agreement shall be governed by and construed
               -------------
under the laws of the State of Colorado. The parties hereby consent to the jurisdiction of the courts of the State of Colorado for the purposes of enforcing the arbitration provisions of Section 15.2.

         15.13 Entire Agreement.  This Agreement sets forth the entire agreement
               ----------------
and understanding between the Parties hereto with respect to the subject matter hereof and supersedes and replaces all prior written agreements and negotiations and oral understandings, if any, with respect thereto.

         15.14 No Third Party Beneficiaries.  Except as specifically provided
               ----------------------------
herein or by the Loan Agreement, no person or party except Lender shall have any rights or interest, direct or indirect, in this Agreement or the Services to be provided hereunder, or both, except Colorado Greenhouse and Rocky Mountain. The Parties specifically disclaim any intent to create any rights in any person or party as a third-party beneficiary to this Agreement or the Services to be provided hereunder except for the Lender and Thermo.

         15.15 Amendment of Allocated Percentage.  The Allocated Percentage may
               ---------------------------------
be amended at any time by mutual agreement of the Parties hereto and shall be amended to reflect any change in size of any Other Greenhouse. If any of the Other Greenhouses decreases in size or is increased in size by the addition of space of like quality to its existing space then the Allocated Percentage shall be adjusted in proportion to the ratio that the change in size bears to the total size of the Greenhouse and the Other Greenhouses.

         This Agreement has been executed and delivered as of the date first above written.

                                          ROCKY MOUNTAIN:
                                          --------------

                                          ROCKY MOUNTAIN PRODUCE LIMITED
                                          LIABILITY COMPANY


                                          By:  /s/ William E. Coleman
                                              --------------------------------
                                              ________________________________
                                              Manager

                                          and

                                          By:  /s/ Ed Wetherbee
                                              --------------------------------
                                              ________________________________
                                              Manager


                                          COLORADO GREENHOUSE:
                                          -------------------

                                          COLORADO GREENHOUSE LIMITED LIABILITY
                                          COMPANY


                                          By:  /s/ William E. Coleman
                                              --------------------------------
                                              ________________________________
                                              Manager

                                          and


                                           By:  /s/ Ed Wetherbee
                                              --------------------------------
                                              ________________________________
                                              Manager

                                   EXHIBIT A
                                   ---------

                               Greenhouse Lease

                                   EXHIBIT B
                                   ---------

               Supplemental Agreement and Consent to Assignment

                                   EXHIBIT C
                                   ---------

                             Allocation Percentage

         A percentage, based on the total acreage of the Greenhouse to the total acreage of the Greenhouse and the Other Greenhouses, as the same may be modified from time-to-time, and as in effect on the dates set forth below:

         Commencement Date                   37.730%